Exhibit 99

From: Brian Manthey (media)
          414-221-4444

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

May 4, 2010

Wisconsin Energy posts first quarter earnings;
reaffirms earnings guidance for 2010

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $130 million or $1.10 per share for the first quarter of 2010. This compares with earnings of $142 million or $1.20 per share from continuing operations in last year's first quarter.

Total retail sales of electricity rose by 0.3 percent compared to the first quarter of 2009. Consumption of electricity by residential customers declined by 3.6 percent - the result of mild winter weather. Electricity use by large commercial and industrial customers increased by 7.8 percent compared with last year's first quarter, primarily because of improving economic activity in three sectors of the economy - iron ore mining, specialty steel and paper production. The iron ore mines we serve in Michigan are our largest customers. Our sales to large commercial and industrial customers, excluding the mines, grew by only 0.6 percent. Usage by small commercial and industrial customers declined by 3.3 percent.

"The drop in our first quarter earnings was largely driven by under recovery of electric fuel and purchased power costs as compared to last year's first quarter," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "This factor alone reduced our reported results by 26 cents a share," he said.

"On March 25 we implemented, subject to refund, a new interim recovery rate for our fuel and purchased power costs. This new rate is more consistent with current conditions in the natural gas and wholesale power markets," Klappa said.

"Our earnings guidance for 2010 remains in the range of $3.65 to $3.75 per share. We're beginning to see a modest recovery in the economy, but we're continuing to keep strong expense controls in place. And I'm pleased that the latest data compiled by the U.S. Department of Energy for the twelve months ended January show again that our retail electric rates are below the national average," Klappa said.

First quarter 2010 revenues were $1.26 billion compared with $1.40 billion in the first quarter last year. This decline in revenue is directly linked to mild winter temperatures and lower natural gas costs.

At the end of March, the company was serving 3,700 more electric customers and 4,300 more natural gas customers than a year ago.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Tuesday, May 4, 2010. The presentation will review 2010 first quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 888-312-9865 up to 15 minutes before the call begins. International callers may dial 719-457-2656. The confirmation code is 3293664. Access also may be gained through the company's Web site (www.wisconsinenergy.com). Click on the icon for the "First Quarter Earnings Release and Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its first quarter performance. The materials will be available at 6 a.m. Central time on May 4. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and will be accessible through May 11, 2010. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 3293664.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's utility subsidiary is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the

S&P 500, has more than $12 billion of assets, approximately 4,700 employees and 46,000 stockholders of record.

Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these statements. Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings, electric sales, economic conditions in the company's service territories, Public Service Commission of Wisconsin decisions and other matters. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should" or similar terms or variations of these terms.

Actual results may differ materially from those set forth in forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with these statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: unusual weather conditions; catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply and transportation availability; the ability to recover fuel and purchased power costs; nonperformance by purchased power or natural gas suppliers under existing contracts; environmental incidents; key personnel changes; general economic conditions; business, competitive and regulatory conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; timing, resolution and impact of pending and future rate cases and other regulatory decisions; construction risks; obtaining necessary investment capital to implement the company's Power the Future program; adverse interpretation or enforcement of permit conditions by permitting agencies; equity and bond market fluctuations and events in the global credit markets that may affect the availability and cost of capital; the impact of recent and future federal, state and local legislative and regulatory changes; foreign, governmental, economic, political and currency risks; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors" contained in the company's Form 10-K for the year ended Dec. 31, 2009 and in subsequent reports filed with the Securities and Exchange Commission.

The company expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WISCONSIN ENERGY CORPORATION
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31

	2010	2009

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,255.9	$1,396.2

Operating Expenses
Fuel and purchased power	277.9	266.4
Cost of gas sold	355.8	502.7
Other operation and maintenance	339.7	334.4
Depreciation, decommissioning
and amortization	75.2	85.8
Property and revenue taxes	27.0	28.1

Total Operating Expenses	1,075.6	1,217.4

Amortization of Gain	49.4	64.2

Operating Income	229.7	243.0

Equity in Earnings of Transmission Affiliate	15.2	14.3
Other Income, Net	6.2	6.3
Interest Expense, Net	49.4	40.8

Income From Continuing
Operations Before Income Taxes	201.7	222.8

Income Taxes	71.9	81.3

Income From Continuing Operations	129.8	141.5
Loss From Discontinued
Operations, Net of Tax	(0.1)	-

Net Income	$129.7	$141.5

Earnings Per Share (Basic)
Continuing operations	$1.11	$1.21
Discontinued operations	-	-

Total Earnings Per Share (Basic)	$1.11	$1.21

Earnings Per Share (Diluted)
Continuing operations	$1.10	$1.20
Discontinued operations	-	-

Total Earnings Per Share (Diluted)	$1.10	$1.20

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	116.9
Diluted	118.4	118.0

Dividends Per Share of Common Stock	$0.40	$0.3375

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2010	December 31, 2009

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$9,237.2	$9,070.5

Investments
Equity investment in transmission affiliate	321.2	314.6
Other	37.7	44.1

Total Investments	358.9	358.7

Current Assets
Cash and cash equivalents	12.8	20.9
Restricted cash	151.0	194.5
Accounts receivable	407.3	304.4
Accrued revenues	192.3	290.4
Materials, supplies and inventories	337.0	379.3
Regulatory assets	54.4	58.9
Prepayments and other	165.1	213.3

Total Current Assets	1,319.9	1,461.7

Deferred Charges and Other Assets
Regulatory assets	1,179.0	1,192.5
Goodwill	441.9	441.9
Other	184.6	172.6

Total Deferred Charges and Other Assets	1,805.5	1,807.0

Total Assets	$12,721.5	$12,697.9

Capitalization and Liabilities

Capitalization
Common equity	$3,641.8	$3,566.9
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,396.1	3,875.8

Total Capitalization	8,068.3	7,473.1

Current Liabilities
Long-term debt due currently	42.7	295.7
Short-term debt	478.0	825.1
Accounts payable	279.0	292.2
Regulatory liabilities	168.4	222.8
Other	287.2	246.1

Total Current Liabilities	1,255.3	1,881.9

Deferred Credits and Other Liabilities
Regulatory liabilities	896.0	886.7
Deferred income taxes - long-term	1,038.9	1,017.9
Deferred revenue, net	764.6	739.1
Pension and other benefit obligations	324.4	319.5
Other	374.0	379.7

Total Deferred Credits and Other Liabilities	3,397.9	3,342.9

Total Capitalization and Liabilities	$12,721.5	$12,697.9

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31

	2010	2009

	(Millions of Dollars)
Operating Activities
Net income	$129.7	$141.5
Reconciliation to cash
Depreciation, decommissioning and amortization	71.9	87.6
Contribution to benefit plans	-	(289.3)
Working capital and other	102.1	80.5

Cash Provided by Operating Activities	303.7	20.3

Investing Activities
Capital expenditures	(194.6)	(171.4)
Change in restricted cash	43.5	57.9
Other investing activities, net	(20.0)	(29.5)

Cash Used in Investing Activities	(171.1)	(143.0)

Financing Activities
Common stock issued (repurchased), net	(11.9)	(2.6)
Dividends paid on common stock	(46.8)	(39.5)
Change in debt, net	(78.8)	148.8
Other financing activities, net	(3.2)	0.6

Cash (Used In) Provided By Financing Activities	(140.7)	107.3

Change in Cash	(8.1)	(15.4)

Cash at Beginning of Period	20.9	32.5

Cash at End of Period	$12.8	$17.1